UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2008

VYTERIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Securities

As of February 7, 2008, the Company raised a total of $1.8 million in a private placement pursuant to which the Company will issue to investors a total of 9,000,000 shares of common stock at a purchase price of $.20 per share (“February 2008 Financing”).  The investors will be issued warrants to purchase Company Common Stock in the amount of two times the number of shares purchased, or 18,000,000 total warrants.  Those investor warrants bear a five year term and have an exercise price of $.20 per share, and contain a mandatory exercise provision at the Company’s election should the market price of the Company’s Common Stock be at least $.30 for 20 consecutive trading days.  In connection with the February 2008 Financing, the Company will pay a finders fee to Ramp International, Inc. (“Ramp”), in the amount of $180,000, representing 10% of the gross proceeds raised.  Ramp is reinvesting its cash fee in the February 2008 Financing and will receive 900,000 shares of common stock and 1,800,000 warrants, which are to be issued in addition to the 9,000,000 shares of common stock and 18,000,000 warrants issued to the investors.  In addition, the Company shall issue to  Ramp warrants to purchase up to 900,000 shares of the Company's common stock, respectively, representing 10% of the common stock to be issued to investors.  All warrants to be issued to Ramp will contain terms identical to the terms of the warrants issued to the investors in the February 2008 Financing.  Net proceeds (after reinvestment of the cash finders fee) will be $1.8 million.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Gregory Lawless resigned as a member of the Company’s Board of Directors, effective as of February 6, 2008.    At the time of his resignation, Mr. Lawless served on the Company’s Audit and Compensation Committees.  To the knowledge of the Board of the Directors of the Company, this resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Item 8.01.  Other Events.

Redirection of Company’s Business

On February 1, 2008, the Company announced a redirection of its business toward the advancement of peptides and as part of the redirection a reduction of its workforce of approximately 32 employees, which occurred on January 31, 2008.  The press release, dated February 1, 2008, is attached hereto as Exhibit 99.1.

Temporary Reduction in Warrant Exercise Price

On February 1, 2008, the Company temporarily reduced the exercise price of all of its outstanding warrants to $.20 and sent notification to all of its warrantholders to that effect.  As of February 1, 2008, the Company had  57,973,807 warrants issued and outstanding.  The temporary reduction ends on February 19, 2008, and any warrants unexercised at that time shall revert to their original terms.

Related Party Transaction

Commencing in the third quarter of 2006, Monumed, LLC (“Monumed”), a healthcare industry marketing communications company, began providing website design and hosting services, investor relations support services, materials and print production, sales and marketing materials design, and print production, as well as other related marketing communications services to the Company.  Most of these services were rendered in conjunction with the Company’s launch of its LidoSite product and the related commercialization efforts.

In May 2007, the Company’s Chief Executive Officer, Timothy McIntyre, disclosed to the Company’s Board of Directors that his brother was an employee of Monumed (which employment ceased on January 15, 2008).  As a result of that disclosure, the Board took the following steps to ameliorate actual and potential conflicts of interest: (1) Mr. McIntyre recused himself from all Board of Director periodic deliberations regarding the utilization of Monumed, project status, and expenditures, (2) the Company’s  sales and marketing management has been directly responsible for negotiation of services rendered by Monumed, and (3) an officer of the Company other than Mr. McIntyre, has been directly responsible for the negotiation of terms with Monumed and the approval of invoices from Monumed since procedures were put into place.

On February, 4, 2008, the Company’s Board of Directors was also made aware that Mr. McIntyre has an indirect familial relationship with Monumed.  CFTB, LLC (“CFTB”) is the owner of 50.2% of the membership interests in Monumed.  CFTB has been wholly-owned by Carey Cuttone, Mr. McIntyre’s spouse, since May 6, 2004.

The Audit Committee of the Board of Directors is currently assessing this matter to determine what actions should be taken by the Board of Directors concerning this disclosure of the further familial relationship between Mr. McIntyre and Monumed.

The Company has paid to Monumed a total of $271,006 and $1,254,079 during fiscal years 2006 and 2007, respectively   As of February 4, 2008, unpaid invoices owed by the Company to Monumed in the amount of $192,291.25 were still outstanding.  In addition, as a result of the redirection of the Company’s business toward the development of peptides, management does not anticipate the utilization of Monumed’s services to be material during 2008.

Item 9.01   Financial Statements and Exhibits

The following Exhibit is attached to this Current Report:

Exhibit 99.1	Press Release dated February 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Anthony Cherichella
Name: Anthony Cherichella
Title: Chief Financial Officer

Dated: February 7, 2008